Exhibit 99.1

Light & Wonder Announces Completion of Legal Entity Name and Ticker Symbol Changes

Will Begin Trading on NASDAQ Under New Stock Ticker Symbol “LNW” On April 29, 2022

LAS VEGAS—April 28, 2022—Light & Wonder, Inc. (NASDAQ: SGMS), formerly known as Scientific Games Corporation (“Light & Wonder” or the “Company”), today announced that the Company has completed the previously announced legal entity name change from Scientific Games Corporation to Light & Wonder, Inc. in connection with its recently announced rebranding pursuant to the sale of its Lottery business. Light & Wonder will begin trading on NASDAQ under the new ticker symbol "LNW" tomorrow, April 29, 2022.

The Light & Wonder name and branding reflects the Company’s strategic vision to become the leading cross-platform global game company focused on creating and launching great games fully cross-platform, leveraging our leading platforms and solutions to enable a seamless player experience. Through a deliberate cross-platform approach, Light & Wonder delivers a leading portfolio of iconic games and franchises across online and mobile and in both real money and free-to-play social gaming markets as well as in land-based casinos.

Light & Wonder shareholders do not need to take action in connection with the change in ticker symbol. Their shares currently trading on NASDAQ under the ticker symbol “SGMS” will automatically commence trading under the new ticker symbol as of the market open on April 29, 2022.

About Light & Wonder, Inc.
Light & Wonder, Inc. (formerly known as Scientific Games Corporation), is the global leader in cross-platform games and entertainment. The Company brings together 5,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit lnw.com.

CONTACTS
Investor Inquiries
Jim Bombassei, Senior Vice President of Investor Relations
jbombassei@lnw.com

Media Inquiries
Nick Lamplough / T.J. O'Sullivan / Lucas Pers, Joele Frank, Wilkinson Brimmer Katcher, +1 212 355 4449

Forward-Looking Statements
In this press release, the Company makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "will," "may," and "should." These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results, or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in our filings with the Securities and Exchange Commission (the “SEC”), including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K that was filed with the SEC on March 1, 2022 (including under the headings "Forward-Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.